Sound Financial Bancorp, Inc. Q3 2024 Results
Seattle, WA, October 30, 2024 — Sound Financial Bancorp, Inc. (the "Company") (Nasdaq: SFBC), the holding company for Sound Community Bank (the "Bank"), today reported net income of $1.2 million for the quarter ended September 30, 2024, or $0.45 diluted earnings per share, as compared to net income of $795 thousand, or $0.31 diluted earnings per share, for the quarter ended June 30, 2024, and $1.2 million, or $0.45 diluted earnings per share, for the quarter ended September 30, 2023. The Company also announced today that its Board of Directors declared a cash dividend on common stock of $0.19 per share, payable on November 26, 2024 to stockholders of record as of the close of business on November 12, 2024.

Comments from the President and Chief Executive Officer
“For the first time in our history, loans surpassed $900 million, and we continued to grow deposits. These production improvements came as we held operating expenses steady, demonstrating our ability to grow the Bank efficiently,” remarked Laurie Stewart, President and Chief Executive Officer. "We also completed a major upgrade to our online banking services and have received positive feedback on this from our clients," concluded Ms. Stewart.

"Net income increased 45% from the prior quarter primarily due to the improvement in our net interest margin, which was driven by the repricing and origination of new loans at higher market rates. At the same time, funding costs increased at a slower pace, as the majority of our deposits had already been repriced. We also made progress in transitioning time deposits to savings and money market accounts, which typically carry lower rates and provide more flexibility for future repricing," explained Wes Ochs, Executive Vice President and Chief Financial Officer.

Mr. Ochs continued,"As always, we remain focused on maintaining strong asset quality. Non-performing loans decreased from the prior quarter-end and we are actively utilizing available remedies to address the remaining problem loans."

Q3 2024 Financial Performance
Total assets increased $26.1 million or 2.4% to $1.10 billion at September 30, 2024, from $1.07 billion at June 30, 2024, and increased $70.8 million or 6.9% from $1.03 billion at September 30, 2023.
Net interest income increased $425 thousand or 5.7% to $7.9 million for the quarter ended September 30, 2024, from $7.4 million for the quarter ended June 30, 2024, and decreased $295 thousand or 3.6% from $8.2 million for the quarter ended September 30, 2023.

Net interest margin ("NIM"), annualized, was 2.98% for the quarter ended September 30, 2024, compared to 2.92% for the quarter ended June 30, 2024 and 3.38% for the quarter ended September 30, 2023.
Loans held-for-portfolio increased $12.5 million or 1.4% to $901.7 million at September 30, 2024, compared to $889.3 million at June 30, 2024, and increased $26.3 million or 3.0% from $875.4 million at September 30, 2023.

An $8 thousand provision for credit losses was recorded for the quarter ended September 30, 2024, compared to a $109 thousand and a $75 thousand release of provision for credit losses for the quarters ended June 30, 2024 and September 30, 2023, respectively. At September 30, 2024, the allowance for credit losses on loans to total loans outstanding was 0.95%, compared to 0.96% at both June 30, 2024 and September 30, 2023.

Total deposits increased $23.4 million or 2.6% to $930.2 million at September 30, 2024, from $906.8 million at June 30, 2024, and increased $69.3 million or 8.1% from $860.9 million at September 30, 2023. Noninterest-bearing deposits increased $4.8 million or 3.8% to $129.7 million at September 30, 2024 compared to $124.9 million at June 30, 2024, and decreased $24.2 million or 15.7% compared to $153.9 million at September 30, 2023.

Total noninterest income increased $73 thousand or 6.3% to $1.2 million for the quarter ended September 30, 2024, compared to the quarter ended June 30, 2024, and increased $154 thousand or 14.2% compared to the quarter ended September 30, 2023.

The loans-to-deposits ratio was 97% at September 30, 2024, compared to 98% at June 30, 2024 and 102% at September 30, 2023.

Total noninterest expense decreased $58 thousand or 0.7% to $7.7 million for the quarter ended September 30, 2024, compared to the quarter ended June 30, 2024, and decreased $31 thousand or 0.4% from compared to the quarter ended September 30, 2023.

Total nonperforming loans decreased $420 thousand or 4.7% to $8.5 million at September 30, 2024, from $8.9 million at June 30, 2024, and increased $6.7 million or 381.8% from $1.8 million at September 30, 2023. Nonperforming loans to total loans was 0.94% and the allowance for credit losses on loans to total nonperforming loans was 101.13% at September 30, 2024.

The Bank continued to maintain capital levels in excess of regulatory requirements and was categorized as "well-capitalized" at September 30, 2024.

Operating Results

Net interest income increased $425 thousand, or 5.7%, to $7.9 million for the quarter ended September 30, 2024, compared to $7.4 million for the quarter ended June 30, 2024, and decreased $295 thousand, or 3.6%, from $8.2 million for the quarter ended September 30, 2023.The increase from the prior quarter was primarily due to a higher average yield on interest-earning assets, particularly loans receivable, and an increase in the average balances of both loans receivable and interest-earning cash. This was partially offset by a more modest rise in the cost of funds, as higher cost earnings interest-bearing deposits decreased by the end of the third quarter of 2024, limiting the growth in funding costs compared to the prior quarter. The decrease in net interest income compared to the same quarter one year ago was primarily due to higher funding costs, specifically, increased rates on and balances of money market and certificate accounts, partially offset by an increase in the average yield earned on interest-earning assets.
Interest income increased $799 thousand, or 5.7%, to $14.8 million for the quarter ended September 30, 2024, compared to $14.0 million for the quarter ended June 30, 2024, and increased $2.2 million, or 17.0%, from $12.7 million for the quarter ended September 30, 2023. The increase from the prior quarter was primarily due to a higher average balance of loans and interest-bearing cash, along with a 14 basis point increase in the average loan yield, reflecting higher rates on newly originated loans and upward adjustments to rates on existing variable rate loans. The increase in interest income compared to the same quarter last year was due primarily to higher average balances of loans and interest-bearing cash, a 41 basis point increase in the average yield on loans, a 20 basis point increase in the average yield on interest-bearing cash, and a seven basis point increase in the average yield on investments, partially offset by a decline in the average balance of investments.
Interest income on loans increased $556 thousand, or 4.5%, to $12.9 million for the quarter ended September 30, 2024, compared to $12.3 million for the quarter ended June 30, 2024, and increased $1.4 million, or 11.9%, from $11.5 million for the quarter ended September 30, 2023. The average balance of total loans was $898.6 million for the quarter ended September 30, 2024, up from $891.9 million for the quarter ended June 30, 2024 and $862.4 million for the quarter ended September 30, 2023. The average yield on total loans was 5.70% for the quarter ended September 30, 2024, up from 5.56% for the quarter ended June 30, 2024 and 5.29% for the quarter ended September 30, 2023. The increase in the average loan yield during the current quarter, compared to both the prior quarter and the third quarter of 2023, was primarily due to the origination of new loans at higher interest rates. Additionally, variable-rate loans resetting to higher rates contributed to the increase in average yield compared to the third quarter of 2023. The increase in the average balance during the current quarter compared to the prior quarter was primarily due to growth in commercial and multifamily loans, manufactured housing loans and consumer loans, with the growth in consumer loans coming primarily from floating home loans. This was partially offset by a decline in construction and land loans. The average balances for commercial business loans and one-to-four family loans remained relatively flat from the second quarter of 2024. The increase in the average balance of loans during the current quarter compared to the third quarter of 2023 was primarily due to loan growth across all categories, except for one-to-four family loans, construction and land loans, and commercial business loans, with the largest decrease being in construction and land loans.
Interest income on investments was $132 thousand for the quarter ended September 30, 2024, compared to $133 thousand for the quarter ended June 30, 2024, and $139 thousand for the quarter ended September 30, 2023. Interest income on interest-bearing cash increased $244 thousand to $1.8 million for the quarter ended September 30, 2024, compared to $1.6 million for the quarter ended June 30, 2024, and increased $788 thousand from $1.0 million for the quarter ended September 30, 2023. These increases were due to higher average balances of interest-bearing cash, with the increase from the same quarter in the prior year also resulting from a higher average yield.
Interest expense increased $374 thousand, or 5.7%, to $7.0 million for the quarter ended September 30, 2024, from $6.6 million for the quarter ended June 30, 2024, and increased $2.4 million, or 54.2%, from $4.5 million for the quarter ended September 30, 2023. The increase in interest expense during the current quarter from the prior quarter was primarily the result of a $38.8 million increase in the average balance of savings and money market accounts, as well as higher average rates paid on these accounts, partially offset by a $13.9 million decrease in the average balance of certificate accounts. The increase in interest expense during the current quarter from the comparable period a year ago was primarily the result of a $9.8 million increase in the average balance of certificate accounts and a $148.1 million increase in the average balance of savings and money market accounts, as well as higher average rates paid on all interest-bearing deposits. This was partially offset by a $46.3 million decrease in the average balance of demand and NOW accounts and a $2.8 million decrease in the average balance of FHLB advances. The average cost of deposits was 2.74% for the quarter ended September 30, 2024, up from 2.67% for the quarter ended June 30, 2024 and 1.85% for the quarter ended September 30, 2023. The average cost of FHLB advances was 4.32% for both the quarters ended September 30, 2024 and June 30, 2024, and down from 4.38% for the quarter ended September 30, 2023.

NIM (annualized) was 2.98% for the quarter ended September 30, 2024, up from 2.92% for the quarter ended June 30, 2024 and down from 3.38% for the quarter ended September 30, 2023. The increase in NIM from the prior quarter was result of an increase in interest income on interest-earning assets, partially offset by an increase in the cost of funding. The decrease in NIM from the quarter one year ago was primarily due to the cost of funding increasing at a faster pace than the yield earned on interest-earning assets, driven by the higher average balance of higher costing money market and certificate accounts.
A provision for credit losses of $8 thousand was recorded for the quarter ended September 30, 2024, consisting of a provision for credit losses on loans of $106 thousand and a release of provision for credit losses on unfunded loan commitments of $98 thousand. This compared to a release of provision for credit losses of $109 thousand for the quarter ended June 30, 2024, consisting of a release of provision for credit losses on loans of $88 thousand and a release of provision for credit losses on unfunded loan commitments of $21 thousand, and a provision for credit losses of $75 thousand for the quarter ended September 30, 2023, consisting of a provision for credit losses on loans of $224 thousand and a release of the provision for credit losses on unfunded loan commitments of$149 thousand. The increase in the provision for credit losses for the quarter ended September 30, 2024 compared to the quarter ended June 30, 2024 resulted primarily from growth in the loan portfolio and higher quantitative loss rates, which were influenced by a forecast of higher unemployment, and enhancements to the loss model, including an additional qualitative adjustment related to loan review. These adjustments were partially offset by decline in the balance of the construction loan portfolio, which typically has higher loss rates, and a decrease in the qualitative risk adjustment for construction loans as projects were completed and market conditions improved. Expected loss estimates consider various factors, such as market conditions, borrower -specific information, projected delinquencies, and the impact of economic conditions on borrowers' ability to repay.
Noninterest income increased $73 thousand, or 6.3%, to $1.2 million for the quarter ended September 30, 2024, compared to the quarter ended June 30, 2024, and increased $154 thousand, or 14.2%, compared to the quarter ended September 30, 2023. The increase from the prior quarter was primarily related to a $217 thousand upward adjustment in fair value of mortgage servicing rights and a $52 thousand increase in earnings from bank-owned life insurance (“BOLI”), both influenced by fluctuating market interest rates. These gains were partially offset by a $133 thousand decrease in service charges and fee income, which was elevated in the prior quarter due to the recovery of potential future lost fee income due to vendor error. Additionally, there was a $34 thousand decrease in net gain on sale of loans, due to lower sales volume, and a $30 thousand decrease in gain on disposal of assets due to insurance claims on the loss of fully depreciated assets in second quarter of 2024. The increase in noninterest income from the comparable period in 2023 was primarily due to an $98 thousand increase in earnings on BOLI due to market rate fluctuations, and an $179 thousand increase in the fair value adjustment on mortgage servicing rights due to changes in prepayment speeds, servicing costs, and discount rate. These increases were partially offset by a $72 thousand decrease in service charges and fee income primarily due to a volume incentive paid by Mastercard in 2023, a $36 thousand decrease in net gain on sale of loans for reason similar to those noted above, and a decrease in mortgage servicing income as a result of the portfolio paying down at a faster rate than we are replacing the loans. Additionally, mortgage servicing income decreased by $15 thousand compared to the third quarter of 2023. Loans sold during the quarter ended September 30, 2024, totaled $2.4 million, compared to $4.0 million and $4.4 million of loans sold during the quarters ended June 30, 2024 and September 30, 2023, respectively.

Noninterest expense decreased $58 thousand, or 0.7%, to $7.7 million for the quarter ended September 30, 2024, compared to the quarter ended June 30, 2024, and decreased $31 thousand, or 0.4%, from the quarter ended September 30, 2023. The decrease from the quarter ended June 30, 2024 was primarily a result of lower a $189 thousand decrease in salaries and benefits, primarily due to lower incentive compensation accruals. This was partially offset by an $157 thousand increase in data processing expenses, largely due to a vendor reimbursement received in the previous quarter for software implementation costs. Additionally, regulatory assessments declined $31 thousand due to a lower accrual for exam costs. Compared to same quarter in 2023, the decrease in noninterest expense was primarily due to lower operations, data processing, and occupancy expenses, which were partially offset by a $321 thousand increase in salaries and benefits. Operations expenses decreased due to reduction in loan originations costs, office expenses, marketing costs, legal fees, and charitable contributions, partially offset by an operational loss from a fraudulently obtained loan charged off in the third quarter of 2024. Data processing expenses decreased due to one-time costs related to new technology implemented in 2023, while occupancy expenses decreased primarily due fully amortized leasehold improvements. The increase in salaries and benefits compared to the third quarter of 2023 reflected higher incentive compensation, medical expenses, retirement plan costs, and directors' fees (due to the addition of a new director), partially offset by lower salaries from a restructuring of positions at the end of 2023.

Balance Sheet Review, Capital Management and Credit Quality

Assets at September 30, 2024 totaled $1.10 billion, an increase from $1.07 billion at June 30, 2024 and $1.03 billion at September 30, 2023. The increase in total assets from June 30, 2024 and one year ago was primarily due to an increase in cash and cash equivalents and in loans held-for-portfolio.
Cash and cash equivalents increased $13.8 million, or 10.2%, to $148.9 million at September 30, 2024, compared to $135.1 million at June 30, 2024, and increased $47.0 million, or 46.2%, from $101.9 million at September 30, 2023. The increase from the prior quarter and from one year ago was primarily due to the increase in deposits exceeding the increase in loans held-for-portfolio.
Investment securities increased $28 thousand, or 0.3%, to $10.2 million at September 30, 2024, compared to $10.1 million at June 30, 2024, and increased $17 thousand, or 0.2%, from $10.2 million at September 30, 2023. Held-to-maturity securities totaled $2.1 million at both September 30, 2024 and June 30, 2024, and totaled $2.2 million at September 30, 2023. Available-for-sale securities totaled $8.0 million at September 30, 2024, June 30, 2024 and September 30, 2023.
Loans held-for-portfolio were $901.7 million at September 30, 2024, compared to $889.3 million at June 30, 2024 and $875.4 million at September 30, 2023. The increase from to June 30, 2024, primarily resulted from growth in one-to-four family home loans, commercial and multifamily loans, as well as manufactured home and floating home loans, partially offset by decreases in construction and land loans and home equity loans. The increase in one-to-four family home loans was primarily due to new originations exceeding prepayments during the quarter, while the increase in commercial and multifamily loans primarily resulted from conversion of construction projects to permanent financing. The increase in manufactured home loans and floating home loans relates to continued strong demand for this type of financing in our market. The decrease in construction and land loans was primarily due to project completions and reduced demand caused by higher interest rates, which limited new financing opportunities. The decrease in home equity loans reflected normal payment fluctuations. Compared to September 30, 2024, the overall increase in loans held-for-portfolio was due to sustained strong loan demand and slower prepayment activity, with increases primarily related to commercial and multifamily loans, home equity loans, manufactured home loans and floating home loans.
Nonperforming assets (“NPAs”), which are comprised of nonaccrual loans (including nonperforming modified loans), other real estate owned (“OREO”) and other repossessed assets, decreased $420 thousand, or 4.7%, to $8.6 million at September 30, 2024, from $9.0 million at June 30, 2024 and increased $6.3 million, or 268.2%, from $2.3 million at September 30, 2023. The decrease in NPAs from June 30, 2024 was primarily due to the payoff of three loans totaling $175 thousand and one loan totaling $421 thousand returning to accrual status, partially offset by the addition of eight loans totaling $260 thousand to nonaccrual. The increase in NPAs from one year ago was primarily due to the placement of an additional $7.7 million of loans on nonaccrual status, which included a $3.7 million matured commercial real estate loan where the borrower is in the process of securing financing from another lender, a $2.4 million floating home loan, and a $985 thousand commercial real estate loan, all of which are well secured, and one manufactured home loan of $115 thousand that was repossessed in the first quarter of 2024. These additions were partially offset by the payoff of seven loans totaling $877 thousand, and normal payment amortization.
NPAs to total assets were 0.78%, 0.84% and 0.23% at September 30, 2024, June 30, 2024 and September 30, 2023, respectively. The allowance for credit losses on loans to total loans outstanding was 0.95% at September 30, 2024, compared to 0.96% at both June 30, 2024 and September 30, 2023. Net loan charge-offs for the third quarter of 2024 totaled $14 thousand, compared to $17 thousand for the second quarter of 2023, and $3 thousand for the third quarter of 2023.

The following table summarizes our NPAs at the dates indicated (dollars in thousands):

	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
Nonperforming Loans:
One-to-four family	$745	$822	$835	$1,108	$1,137
Home equity loans	338	342	83	84	86
Commercial and multifamily	4,719	5,161	4,747	—	306
Construction and land	25	28	29	—	78
Manufactured homes	230	136	166	228	151
Floating homes	2,377	2,417	3,192	—	—
Commercial business	23	—	—	2,135	—
Other consumer	32	3	1	1	4
Total nonperforming loans	8,489	8,909	9,053	3,556	1,762
OREO and Other Repossessed Assets:
Commercial and multifamily	—	—	575	575	575
Manufactured homes	115	115	115	—	—
Total OREO and repossessed assets	115	115	690	575	575
Total NPAs	$8,604	$9,024	$9,743	$4,131	$2,337

Percentage of Nonperforming Loans:
One-to-four family	8.7%	9.1%	8.5%	26.9%	48.7%
Home equity loans	3.9	3.8	0.9	2.0	3.7
Commercial and multifamily	54.8	57.2	48.7	—	13.1
Construction and land	0.3	0.3	0.3	—	3.3
Manufactured homes	2.7	1.5	1.7	5.5	6.4
Floating homes	27.6	26.8	32.8	—	—
Commercial business	0.3	—	—	51.7	—
Other consumer	0.4	—	—	—	0.2
Total nonperforming loans	98.7	98.7	92.9	86.1	75.4
Percentage of OREO and Other Repossessed Assets:
Commercial and multifamily	—	—	5.9	13.9	24.6
Manufactured homes	1.3	1.3	1.2	—	—
Total OREO and repossessed assets	1.3	1.3	7.1	13.9	24.6
Total NPAs	100.0%	100.0%	100.0%	100.0%	100.0%

The following table summarizes the allowance for credit losses at the dates and for the periods indicated (dollars in thousands, unaudited):

	At or For the Quarter Ended:
	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
Allowance for Credit Losses on Loans
Balance at beginning of period	$8,493	$8,598	$8,760	$8,438	$8,217
(Release of) Provision for credit losses during the period	106	(88)	(106)	337	224
Net charge-offs during the period	(14)	(17)	(56)	(15)	(3)
Balance at end of period	$8,585	$8,493	$8,598	$8,760	$8,438
Allowance for Credit Losses on Unfunded Loan Commitments
Balance at beginning of period	$245	$266	$193	$557	$706
(Release of) Provision for credit	(98)	(21)	73	(364)	(149)
Balance at end of period	147	245	266	193	557
Allowance for Credit Losses	$8,732	$8,738	$8,864	$8,953	$8,995
Allowance for credit losses on loans to total loans	0.95%	0.96%	0.96%	0.98%	0.96%
Allowance for credit losses to total loans	0.97%	0.98%	0.99%	1.00%	1.03%
Allowance for credit losses on loans to total nonperforming loans	101.13%	95.33%	94.97%	246.34%	478.89%
Allowance for credit losses to total nonperforming loans	102.86%	98.08%	97.91%	251.77%	510.50%

Deposits increased $23.4 million, or 2.6%, to $930.2 million at September 30, 2024, from $906.8 million at June 30, 2024 and increased $69.3 million, or 8.1%, from $860.9 million at September 30, 2023. The increase in deposits compared to the prior quarter-end was primarily a result of an increase of $17.0 million related to one new depositor relationship, as well as a $5.3 million increase in related party money market deposits. Compared to a year ago, the increase was primarily a result of an increase in certificate accounts and money market accounts, including $50.2 million of related party deposits, which helped fund organic loan growth. These increases were partially offset by decreases in noninterest-bearing and interest-bearing demand accounts and savings accounts, as interest rate sensitive clients shifted funds from lower-cost deposits, such as noninterest-bearing deposits, into higher rate money market and time deposits. Noninterest-bearing deposits increased $4.8 million, or 3.8%, to $129.7 million at September 30, 2024, compared to $124.9 million at June 30, 2024 and decreased $24.2 million, or 15.7%, from $153.9 million at September 30, 2023. Noninterest-bearing deposits represented 14.0%, 13.8% and 17.9% of total deposits at September 30, 2024, June 30, 2024 and September 30, 2023, respectively.
FHLB advances totaled $40.0 million at each of September 30, 2024, June 30, 2024, and September 30, 2023. FHLB advances are primarily used to support organic loan growth and to maintain liquidity ratios in line with our asset/liability objectives. FHLB advances outstanding at September 30, 2024 had maturities ranging from late 2024 through early 2028. Subordinated notes, net totaled $11.7 million at each of September 30, 2024, June 30, 2024 and September 30, 2023.
Stockholders’ equity totaled $102.2 million at September 30, 2024, an increase of $892 thousand, or 0.9%, from $101.3 million at June 30, 2024, and an increase of $2.0 million, or 2.0%, from $100.2 million at September 30, 2023. The increase in stockholders’ equity from June 30, 2024 was primarily the result of $1.2 million of net income earned during the current quarter and a $127 thousand decrease in accumulated other comprehensive loss, net of tax, partially offset by the payment of $487 thousand in cash dividends to the Company's stockholders.

Sound Financial Bancorp, Inc., a bank holding company, is the parent company of Sound Community Bank, which is headquartered in Seattle, Washington and has full-service branches in Seattle, Tacoma, Mountlake Terrace, Sequim, Port Angeles, Port Ludlow and University Place. Sound Community Bank is a Fannie Mae Approved Lender and Seller/Servicer with one loan production office located in the Madison Park neighborhood of Seattle. For more information, please visit www.soundcb.com.

Forward-Looking Statements Disclaimer

When used in this press release and in documents filed or furnished by Sound Financial Bancorp, Inc. (the "Company") with the Securities and Exchange Commission (the "SEC"), in the Company's other press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which are based on various underlying assumptions and expectations and are subject to risks, uncertainties and other unknown factors, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events and may turn out to be wrong because of inaccurate assumptions we might make, because of the factors listed below or because of other factors that we cannot foresee that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date made.

Factors which could cause actual results to differ materially, include, but are not limited to:adverse impacts to economic conditions in the Company’s local market areas, other markets where the Company has lending relationships, or other aspects of the Company's business operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of inflation or deflation, a recession or slowed economic growth, as well as supply chain disruptions; changes in the interest rate environment, including increases and decreases in the Board of Governors of the Federal Reserve System (the Federal Reserve) benchmark rate and the duration at which such interest rate levels are maintained, which could adversely affect our revenues and expenses, the values of our assets and obligations, and the availability and cost of capital and liquidity; the impact of inflation and the current and future monetary policies of the Federal Reserve in response thereto; the effects of any federal government shutdown; the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor and depositor sentiment; changes in consumer spending, borrowing and savings habits; fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; secondary market conditions for loans;expectations regarding key growth initiatives and strategic priorities; environmental, social and governance goals and targets; results of examinations of the Company or the Bank by their regulators; increased competition; changes in management's business strategies; legislative changes; changes in the regulatory and tax environments in which the Company operates; disruptions, security breaches, or other adverse events, failures or interruptions in, or attacks on, our information technology systems or on our third-party vendors; the effects of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, civil unrest and other external events on our business; and other factors described in the Company's latest Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and other documents filed with or furnished to the SEC, which are available at www.soundcb.com and on the SEC's website at www.sec.gov. The risks inherent in these factors could cause the Company's actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company and could negatively affect the Company's operating and stock performance.

The Company does not undertake—and specifically disclaims any obligation—to revise any forward-looking statement to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statement.

CONSOLIDATED INCOME STATEMENTS
(Dollars in thousands, unaudited)

	For the Quarter Ended
	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
Interest income	$14,838	$14,039	$13,760	$13,337	$12,686
Interest expense	6,965	6,591	6,300	5,770	4,518
Net interest income	7,873	7,448	7,460	7,567	8,168
Provision for (release of) credit losses	8	(109)	(33)	(27)	75
Net interest income after provision for (release of) credit losses	7,865	7,557	7,493	7,594	8,093
Noninterest income:
Service charges and fee income	628	761	612	576	700
Earnings on bank-owned life insurance	186	134	177	222	88
Mortgage servicing income	280	279	282	288	295
Fair value adjustment on mortgage servicing rights	101	(116)	(65)	(96)	(78)
Net gain on sale of loans	40	74	90	76	76
Other income	—	30	—	—	—
Total noninterest income	1,235	1,162	1,096	1,066	1,081
Noninterest expense:
Salaries and benefits	4,469	4,658	4,543	3,802	4,148
Operations	1,540	1,569	1,457	1,537	1,625
Regulatory assessments	189	220	189	198	183
Occupancy	414	397	444	458	458
Data processing	1,067	910	1,017	1,311	1,296
Net (gain) loss on OREO and repossessed assets	—	(17)	6	—	—
Total noninterest expense	7,679	7,737	7,656	7,306	7,710
Income before provision for income taxes	1,421	982	933	1,354	1,464
Provision for income taxes	267	187	163	143	295
Net income	$1,154	$795	$770	$1,211	$1,169

CONSOLIDATED INCOME STATEMENTS
(Dollars in thousands, unaudited)

	For the Nine Months Ended September 30
	2024	2023
Interest income	$42,638	$37,273
Interest expense	19,856	10,990
Net interest income	22,782	26,283
(Release of) provision for credit losses	(134)	(246)
Net interest income after (release of) provision for credit losses	22,916	26,529
Noninterest income:
Service charges and fee income	2,001	1,951
Earnings on bank-owned life insurance	498	957
Mortgage servicing income	841	891
Fair value adjustment on mortgage servicing rights	(81)	(123)
Net gain on sale of loans	205	264
Other income	30	—
Total noninterest income	3,494	3,940
Noninterest expense:
Salaries and benefits	13,670	13,333
Operations	4,566	4,557
Regulatory assessments	598	490
Occupancy	1,255	1,352
Data processing	2,995	3,077
Net (gain) loss on OREO and repossessed assets	(10)	13
Total noninterest expense	23,074	22,822
Income before provision for income taxes	3,336	7,647
Provision for income taxes	617	1,419
Net income	$2,719	$6,228

CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, unaudited)

	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
ASSETS
Cash and cash equivalents	$148,930	$135,111	$137,977	$49,690	$101,890
Available-for-sale securities, at fair value	8,032	7,996	8,115	8,287	7,980
Held-to-maturity securities, at amortized cost	2,139	2,147	2,157	2,166	2,174
Loans held-for-sale	65	257	351	603	1,153
Loans held-for-portfolio	901,733	889,274	897,877	894,478	875,434
Allowance for credit losses - loans	(8,585)	(8,493)	(8,598)	(8,760)	(8,438)
Total loans held-for-portfolio, net	893,148	880,781	889,279	885,718	866,996
Accrued interest receivable	3,705	3,413	3,617	3,452	3,415
Bank-owned life insurance, net	22,363	22,172	22,037	21,860	21,638
Other real estate owned ("OREO") and other repossessed assets, net	115	115	690	575	575
Mortgage servicing rights, at fair value	4,665	4,540	4,612	4,632	4,681
Federal Home Loan Bank ("FHLB") stock, at cost	2,405	2,406	2,406	2,396	2,783
Premises and equipment, net	4,807	4,906	6,685	5,240	5,204
Right-of-use assets	3,779	4,020	4,259	4,496	4,732
Other assets	6,777	6,995	4,500	6,106	6,955
TOTAL ASSETS	$1,100,930	$1,074,859	$1,086,685	$995,221	$1,030,176
LIABILITIES
Interest-bearing deposits	$800,480	$781,854	$788,217	$699,813	$706,954
Noninterest-bearing deposits	129,717	124,915	128,666	126,726	153,921
Total deposits	930,197	906,769	916,883	826,539	860,875
Borrowings	40,000	40,000	40,000	40,000	40,000
Accrued interest payable	908	760	719	817	588
Lease liabilities	4,079	4,328	4,576	4,821	5,065
Other liabilities	9,711	9,105	9,578	9,563	9,794
Advance payments from borrowers for taxes and insurance	2,047	812	2,209	1,110	1,909
Subordinated notes, net	11,749	11,738	11,728	11,717	11,707
TOTAL LIABILITIES	998,691	973,512	985,693	894,567	929,938
STOCKHOLDERS' EQUITY:
Common stock	25	25	25	25	25
Additional paid-in capital	28,296	28,198	28,110	27,990	28,112
Retained earnings	74,840	74,173	73,907	73,627	73,438
Accumulated other comprehensive loss, net of tax	(922)	(1,049)	(1,050)	(988)	(1,337)
TOTAL STOCKHOLDERS' EQUITY	102,239	101,347	100,992	100,654	100,238
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,100,930	$1,074,859	$1,086,685	$995,221	$1,030,176

KEY FINANCIAL RATIOS
(unaudited)

	For the Quarter Ended
	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
Annualized return on average assets	0.42%	0.30%	0.29%	0.46%	0.46%
Annualized return on average equity	4.50%	3.17%	3.06%	4.78%	4.60%
Annualized net interest margin(1)	2.98%	2.92%	2.95%	3.04%	3.38%
Annualized efficiency ratio(2)	84.31%	89.86%	89.48%	84.63%	83.36%
(1)Net interest income divided by average interest earning assets.
(2)Noninterest expense divided by total revenue (net interest income and noninterest income).

PER COMMON SHARE DATA
(unaudited)

	At or For the Quarter Ended
	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
Basic earnings per share	$0.45	$0.31	$0.30	$0.47	$0.45
Diluted earnings per share	$0.45	$0.31	$0.30	$0.47	$0.45
Weighted-average basic shares outstanding	2,544,233	2,540,538	2,539,213	2,542,175	2,553,773
Weighted-average diluted shares outstanding	2,569,368	2,559,015	2,556,958	2,560,656	2,571,808
Common shares outstanding at period-end	2,564,095	2,557,284	2,558,546	2,549,427	2,568,054
Book value per share	$39.87	$39.63	$39.47	$39.48	$39.03

AVERAGE BALANCE, AVERAGE YIELD EARNED, AND AVERAGE RATE PAID
(Dollars in thousands, unaudited)

The following tables present, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. Income and yields on tax-exempt obligations have not been computed on a tax equivalent basis. All average balances are daily average balances. Nonaccrual loans have been included in the table as loans carrying a zero yield for the period they have been on nonaccrual (dollars in thousands).

	Three Months Ended
	September 30, 2024			June 30, 2024			September 30, 2023
	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate
Interest-Earning Assets:
Loans receivable	$898,570	$12,876	5.70%	$891,863	$12,320	5.56%	$862,397	$11,505	5.29%
Interest-earning cash	138,240	1,830	5.27%	120,804	1,586	5.28%	81,616	1,042	5.07%
Investments	13,806	132	3.80%	13,935	133	3.84%	14,793	139	3.73%
Total interest-earning assets	$1,050,616	14,838	5.62%	1,026,602	$14,039	5.50%	$958,806	12,686	5.25%
Interest-Bearing Liabilities:
Savings and money market accounts	$340,281	2,688	3.14%	$301,454	2,115	2.82%	$192,214	720	1.49%
Demand and NOW accounts	148,252	151	0.41%	153,739	148	0.39%	194,561	173	0.35%
Certificate accounts	303,632	3,524	4.62%	317,496	3,731	4.73%	293,820	2,984	4.03%
Subordinated notes	11,745	168	5.69%	11,735	168	5.76%	11,703	168	5.70%
Borrowings	40,000	434	4.32%	40,000	429	4.31%	42,815	473	4.38%
Total interest-bearing liabilities	$843,910	6,965	3.28%	$824,424	6,591	3.22%	$735,113	4,518	2.44%
Net interest income/spread		$7,873	2.34%		$7,448	2.28%		$8,168	2.81%
Net interest margin			2.98%			2.92%			3.38%

Ratio of interest-earning assets to interest-bearing liabilities	124%			125%			130%
Noninterest-bearing deposits	$132,762			$128,878			$151,298
Total deposits	924,927	$6,363	2.74%	901,567	$5,994	2.67%	831,893	$3,877	1.85%
Total funding (1)	976,672	6,965	2.84%	953,302	6,591	2.78%	886,411	4,518	2.02%
(1)Total funding is the sum of average interest-bearing liabilities and average noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.

	Nine Months Ended
	September 30, 2024			September 30, 2023
	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate
Interest-Earning Assets:
Loans receivable	$895,300	$37,429	5.58%	$865,357	$34,437	5.32%
Interest-earning cash	122,194	4,832	5.28%	70,094	2,447	4.67%
Investments	12,607	377	3.99%	13,962	389	3.73%
Total interest-earning assets	$1,030,101	42,638	5.53%	$949,413	37,273	5.25%
Interest-Bearing Liabilities:
Savings and money market accounts	$308,845	6,669	2.88%	$173,319	1,197	0.92%
Demand and NOW accounts	153,897	440	0.38%	216,753	587	0.36%
Certificate accounts	312,176	10,950	4.69%	273,564	7,182	3.51%
Subordinated notes	11,735	504	5.74%	11,693	504	5.76%
Borrowings	40,000	1,293	4.32%	45,280	1,520	4.49%
Total interest-bearing liabilities	$826,653	19,856	3.21%	$720,609	10,990	2.04%
Net interest income/spread		$22,782	2.32%		$26,283	3.21%
Net interest margin			2.95%			3.70%

Ratio of interest-earning assets to interest-bearing liabilities	125%			132%
Noninterest-bearing deposits	$131,365			$161,051
Total deposits	906,283	$18,059	2.66%	824,687	$8,966	1.45%
Total funding (1)	958,018	19,856	2.77%	881,660	10,990	1.67%
(1)Total funding is the sum of average interest-bearing liabilities and average noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.

LOANS
(Dollars in thousands, unaudited)

	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
Real estate loans:
One-to-four family	$271,702	$268,488	$279,213	$279,448	$280,556
Home equity	25,199	26,185	24,380	23,073	21,313
Commercial and multifamily	358,587	342,632	324,483	315,280	304,252
Construction and land	85,724	96,962	111,726	126,758	118,619
Total real estate loans	741,212	734,267	739,802	744,559	724,740
Consumer Loans:
Manufactured homes	40,371	38,953	37,583	36,193	34,652
Floating homes	86,155	81,622	84,237	75,108	73,716
Other consumer	18,266	18,422	18,847	19,612	18,710
Total consumer loans	144,792	138,997	140,667	130,913	127,078
Commercial business loans	17,481	17,860	19,075	20,688	25,033
Total loans	903,485	891,124	899,544	896,160	876,851
Less:
Premiums	736	754	808	829	850
Deferred fees, net	(2,488)	(2,604)	(2,475)	(2,511)	(2,267)
Allowance for credit losses - loans	(8,585)	(8,493)	(8,598)	(8,760)	(8,438)
Total loans held-for-portfolio, net	$893,148	$880,781	$889,279	$885,718	$866,996

DEPOSITS
(Dollars in thousands, unaudited)

	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
Noninterest-bearing demand	$129,717	$124,915	$128,666	$126,726	$153,921
Interest-bearing demand	148,740	152,829	159,178	168,346	185,441
Savings	61,455	63,368	65,723	69,461	76,729
Money market(1)	285,655	253,873	241,976	154,044	143,558
Certificates	304,630	311,784	321,340	307,962	301,226
Total deposits	$930,197	$906,769	$916,883	$826,539	$860,875
(1)Includes $5.0 million of brokered deposits at December 31, 2023.

CREDIT QUALITY DATA
(Dollars in thousands, unaudited)

	At or For the Quarter Ended
	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
Total nonperforming loans	$8,489	$8,909	$9,053	$3,556	$1,762
OREO and other repossessed assets	115	115	690	575	575
Total nonperforming assets	$8,604	$9,024	$9,743	$4,131	$2,337
Net charge-offs during the quarter	$(14)	$(17)	$(56)	$(15)	$(3)
Provision for (release of) credit losses during the quarter	8	(109)	(33)	(27)	75
Allowance for credit losses - loans	8,585	8,493	8,598	8,760	8,438
Allowance for credit losses - loans to total loans	0.95%	0.96%	0.96%	0.98%	0.96%
Allowance for credit losses - loans to total nonperforming loans	101.13%	95.33%	94.97%	246.34%	478.89%
Nonperforming loans to total loans	0.94%	1.00%	1.01%	0.40%	0.20%
Nonperforming assets to total assets	0.78%	0.84%	0.90%	0.42%	0.23%

OTHER STATISTICS
(Dollars in thousands, unaudited)

	At or For the Quarter Ended
	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023

Total loans to total deposits	97.13%	98.27%	98.11%	108.42%	101.86%
Noninterest-bearing deposits to total deposits	13.95%	13.78%	14.03%	15.33%	17.88%

Average total assets for the quarter	$1,095,404	$1,070,579	$1,062,036	$1,033,985	$1,005,223
Average total equity for the quarter	$102,059	$100,961	$101,292	$100,612	$100,927

Contact

Financial:
Wes Ochs
Executive Vice President/CFO
(206) 436-8587

Media:
Laurie Stewart
President/CEO
(206) 436-1495